The change to a holding company structure described in this document involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U. S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U. S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U. S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transformation to a holding company structure, such as in the open market or through privately negotiated purchases. This document has been translated from the Japanese- language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

The Change to a Holding Company Structure May 13, 2022 (Friday)

Reasons and Objectives for the Change to a Holding Company Structure 中国銀行

Reasons and Objectives for the Change to a Holding Company Structure

With the intention of building a sustainable business model that will mutually develop together with both regional society and customers, the Bank will change to a holding company structure in order to continue implementing a framework geared toward realizing its 10-year strategy at a higher level.

The Bank's corporate principle was to "remain firm in self-driven sound management to develop in step with regional society by providing unwavering trust and superior comprehensive financial services." To this end, to date it has undertaken activities to develop regional society by creating a sound corporate culture that can accurately respond to customer needs.

Meanwhile, regional society today faces various social issues and rapid changes that include social structural changes such as a decreasing population and aging society, the spread of COVID-19 and the digitalization development opportunities that it affords, as well as the acceleration of global decarbonization efforts to combat global warming. This type of environment greatly affects the lifestyles of individuals and the business activities of corporations, and makes the issues faced by regional society and customers ever greater and more complex, leading to significant changes in the role to be played by regional financial institutions.

In order for the Group to contribute to the sustainable development of regional society in this type of business environment, it has decided to change to a holding company structure as an organizational structure that will allow it to enhance its service menu even further than that to date through an "expansion of service focus," implement an "appropriate allocation of management resources" so it can continue to provide that enhanced service menu, and continue to pursue "the evolution of group governance." Moreover, in order to foster unity as a group, in place of the corporate principle set forth above, it has newly enacted as the group corporate principle its long-term vision to "create with our community, customers and employees a rich future that we can all share" that was prescribed in the long-term management plan.

Under this new corporate principle, the Group will strive to improve corporate value by establishing a **sustainable business model that will mutually develop together with both regional society and customers** and evolving into a **comprehensive services business focused on finance**, while also flexibly responding to changes in the business environment.

Evolution into a "comprehensive services business focused on finance"

Toward an organization that can continually create new value for the region



To the Holding Company Structure
2022
October
Newly establish a company (planned)
Establishment of Chugin Human Innovations
2022
Establishment of Chugin Capital Partners
2020
Establishment of SETONOWA
2010
Establishment of Chugin Securities
2000
Establishment of The Chugin Operation Center
1987
Establishment of The Chugin Card
Establishment of Chugin Asset Management
1982
Establishment of The Chugin Lease
1981
Establishment of CBS
1979
Establishment of The Chugin Credit Guarantee
1930
Founding of The Chugoku Bank
Changes in the Chugin Group

* Chugin Human Innovations and the company to be newly established are planned to be established before the establishment of the holding company, subject to the approvals, etc. of the competent authorities.

The Change to a Holding Company Structure 3

Philosophical System As the corporate principle that truly expresses the mission that must be accomplished by the Chugin Group, we have adopted a phrase from the long - term vision set forth in our long - term management plan, “Vision 2027: Plan for Creating the Future Together” as our group corporate principle. In addition to this corporate principle, our philosophical system consists of the management vision that is our intended form, and the Chugin values that are the values shared by all officers and employees. Mission Mission that we must accomplish in society (Our raison d’etre) Vision Our intended form Values Values shared by all officers and employees Code of Conduct Standards of conduct that must be observed by all officers and employees Group Corporate Principle Create with our community, customers and employees a rich future that we can all share Management Vision A comprehensive financial services group that is “chosen” and “trusted” by customers in the region Chugin Values (Successor to the former "Chugin-no-kokoro”) To Customers As individuals As a company We aim for a win-win with customers We realize our dreams through work. We provide job satisfaction and opportunity for growth Corporate Code of Conduct Basic matters that must be observed without fail as a member of society when carrying out corporate activities Guidelines for the Conduct of Bank Clerks Basic standards for judgment that must be considered by each officer and employee when executing business The Change to a Holding Company Structure 4

Outline of Holding Company By being named “Chugin” which is the brand that has been built up group-wide to date, we make it clear that it is the Group’s holding company, and incorporate the wish that we want to continue to develop with regional society and customers while keeping our finance focus that we have cultivated for many years. Location of head office 15-20 Marunouchi 1-chome, Kita-ku, Okayama-shi Representative Director and President (Representative Director) Sadanori Kato (Current Director and President of The Chugoku Bank) Business details 1. Management of banks and other companies that can be held as subsidiaries pursuant to the Banking Act, and all other business incidental or related thereto; and 2. Business that can be conducted by the holding company of a bank pursuant to the Banking Act other than the business set forth in the preceding item Stated capital 16 billion yen Date of establishment October 3, 2022 Closing date March 31 Stock exchange of listing Tokyo Stock Exchange Prime Market Share unit number 100 shares The Change to a Holding Company Structure 5

Group Structure (Flow of Structure Change) STEP 1 By establishing the holding company through a share transfer solely by the Bank with October 3, 2022 as the effective date, the Bank will become a wholly owned subsidiary of the holding company. STEP 2 After the establishment of the holding company, the Bank plans to reorganize a total of eight companies as direct investment subsidiaries of the holding company: “The Chugin Lease,” “Chugin Securities,” “The Chugin Card,” “Chugin Asset Management,” “SETONOWA,” “Chugin Capital Partners,” “Chugin Human Innovations,“and the “strategic consulting company.” Current Status Before establishment of holding company STEP 1 Time of establishment of holding company STEP 2 After establishment of holding company (same date as STEP 1) Shareholders Shareholders Shareholders The Chugoku Bank Chugin Financial Group Chugin Financial Group The Chugin Credit Guarantee The Chugoku Bank The Chugoku Bank CBS The Chugin Credit Guarantee The Chugin Credit Guarantee The Chugin Operation Center CBS CBS The Chugin Lease The Chugin Operation Center The Chugin Operation Center Chugin Securities The Chugin Lease The Chugin Lease The Chugin Card The Chugin Card The Chugin Card Chugin Asset Management Chugin Asset Management Chugin Asset Management SETONOWA SETONOWA Setonowa Chugin Capital Partners Chugin Capital Partners Chugin Capital Partners Chugin Human Innovations(planned) Chugin Human Innovations(planned) Strategic consulting company (planned) Strategic consulting company (planned) * Chugin Human Innovations and the “strategic consulting company” are planned to be established before the establishment of the holding company, subject to the approvals, etc. of the competent authorities The Change to a Holding Company Structure 6

Governance Structure We will work to evolve group governance by making the holding company a company with an audit and supervisory committee and by the Board of Directors working to separate execution and supervision. By proceeding with the transfer of authority to group companies, we will create quick decision-making and an efficient operational posture. Each group company will increase its autonomy as an organization by planning and implementing specific plans and measures itself based on the holding company’s group-wide management policies, etc. General Meeting of Shareholders Election/dismissal Disclosure/explanation Board of Directors Audit and Supervisory Advisory/response Nomination and Compensation Committee Audit Audit and Supervisory Committee Office Group Management Meeting Advisory Committees Compliance Committee ALM Committee Risk Management Committee, etc. Instruction/reporting Audit and Inspection Department Audit Corporate Planning Department Corporate Administration Department Human Resources Strategy Department Group Business Strategy Department Audit Sustainability Promotion Department NEXT 10 Promotion Department Secretariat Instruction/management Consultation/reporting Group Companies The Chugoku Bank The Chugin Credit Guarantee/The Chugin Operation Center/CBS The Chugin Lease Chugin Securities Chugin Asset Management SETONOWA Chugin Capital Partners Chugin Human Innovations Strategic consulting company The Change to a Holding Company Structure 7

Business Model We will provide solutions to customers’ diverse needs and social issues as a close-knit group, and work to combine both further development of regional society and customers with sustainable growth and improved corporate value for the Chugin Group. Intrinsic motivation Group Corporate Principle Management Vision Chugin Values Extrinsic motivation Environmental issues Climate change/resources/biodiversity, etc. Social issues Diversity/human rights, etc. CSR Chugin Financial Group Through the three objectives of “expansion of service focus,” “appropriate allocation of management resources,” and “evolution of group governance,” construct a flexible organizational structure that will withstand changes in the business environment Potential needs/actualized needs New domains Existing domains 1 Expansion of service focus 2 Appropriate allocation of management resources 3 Evolution of group governance Strengthening of corporate governance/risk management/compliance system The Chugoku Bank/group companies Respond to environmental and social issues through business Provide added value in response to needs and issues Further development of regional society and customers Mutual development Sustainable growth and improved corporate value for the Chugin Group Chugin Group value creation process The Change to a Holding Company Structure

Intended Synergy Effects After Change to Holding Company Structure The Chugin Group aims to maximize group synergies and become a comprehensive services business focused on finance by strengthening unified group operations with the “expansion of service focus,” “appropriate allocation of management resources, and “evolution of group governance” as their growth drivers. Strengthening of group sales system Pursue sales synergies in existing business companies through strengthening of cooperation between group companies Group companies work in unison to provide diverse solutions for problem solving Demonstrate capacity to solve problems by providing new added value Provide new added value that was lacking within the group to date Pursue synergy effects through strengthening of cooperation with existing business Improved income through development of new business Improved profit through cost synergies Improved income through development and expansion of existing business Greater efficiency and concentration of management resources through consolidation, etc. of back-office departments Cost reduction through review of overlapping operations between companies within the group Concentrated investment in focus businesses through review of allocation of management resources within the group The Change to a Holding Company Structure 9

Future Plans It is planned that Chugin Financial Group will be established on October 3, 2022 (Monday) and be listed on the Prime Market of the Tokyo Stock Exchange on the same date, subject to approval at the General Meeting of Shareholders of the Bank and the necessary approvals, etc. being obtained from competent authorities. Year Month and Day Schedule 2022 June 3 (Friday) Sending of notice of convocation of General Meeting of Shareholders June 24 (Friday) Resolution to approve the share transfer plan at the General Meeting of Shareholders September 29 (Thursday) Delisting of the shares of the Bank October 3 (Monday) Establishment of holding company Listing of the shares of the holding company The Change to a Holding Company Structure 10